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                                                                     EXHIBIT g.1

                         INVESTMENT MANAGEMENT AGREEMENT

                 NFJ Dividend, Interest & Premium Strategy Fund

        This Investment Management Agreement is executed as of February 15, 2005 by and between NFJ DIVIDEND, INTEREST & PREMIUM STRATEGY FUND, a Massachusetts business trust (the "Fund"), and PA FUND MANAGEMENT LLC, a Delaware limited liability company (the "Manager").

                                   WITNESSETH:

        That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.      SERVICES TO BE RENDERED BY THE MANAGER TO THE FUND.

        (a) Subject always to the control of the Trustees of the Fund and to such policies as the Trustees may determine, the Manager will, at its expense,
(i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and (ii) furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value and shareholder accounting services) and pay all salaries, fees and expenses of officers and Trustees of the Fund who are affiliated with the Manager. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Fund, each as amended from time to time, and the Fund's stated investment objectives, policies and restrictions.

        (b) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have

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acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Fund hereby agrees with the Manager and with any Portfolio Manager selected by the Manager as provided in Section 1(c) hereof that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 (the "1934 Act").

        (c) Subject to the provisions of the Agreement and Declaration of Trust of the Fund and the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the "1940 Act"), the Manager, at its expense, may select and contract with investment advisers (the "Portfolio Managers") for the Fund. The Manager shall retain any Portfolio Manager pursuant to a portfolio management agreement the terms and conditions of which are acceptable to the Fund. If the Manager retains a Portfolio Manager hereunder, then unless otherwise provided in the applicable portfolio management agreement, the obligation of the Manager under this Agreement with respect to the Fund shall be, subject in any event to the control of the Trustees of the Fund, to determine and review with the Portfolio Manager the investment policies of the Fund, and the Portfolio Manager shall have the obligation of furnishing continuously an investment program and making investment decisions for the Fund (or with respect to a portion of the Fund's assets managed by such Portfolio Manager), adhering to applicable investment objectives, policies and restrictions, and placing all orders for the purchase and sale of portfolio securities for the Fund (or with respect to a portion of the Fund's assets managed by such Portfolio Manager), as applicable. The Manager (and not the
Fund) will compensate any Portfolio Manager for its services to the Fund. Subject to the provisions of the applicable portfolio management agreement with the Portfolio Manager, the Manager may terminate the services of any Portfolio Manager at any time in its sole discretion, and shall at such time assume the responsibilities of such Portfolio Manager unless and until a successor Portfolio Manager is selected.

        (d) The Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

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2.      OTHER AGREEMENTS, ETC.

        It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.      COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

        The Fund will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.90% of the average daily total managed assets of the Fund. For purposes of this Section 3, "total managed assets" means the total assets of the Fund (including any assets attributable to any preferred shares and borrowings that may be outstanding) minus accrued liabilities (other than liabilities representing borrowings). The average daily total managed assets of the Fund shall be determined by taking an average of all of the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

        In the event that the Manager has agreed to a fee waiver or an expense limitation or reimbursement arrangement with the Fund, subject to such terms and conditions as the Manager and the Fund may set forth in such agreement, the compensation due the Manager hereunder shall be reduced, and, if necessary, the Manager shall bear expenses with respect to the Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

        If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.      ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

        This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be amended as to the Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding

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shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager or of any Portfolio Manager of the Fund.

5.      EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

        This Agreement shall become effective upon its execution, and shall remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as follows:

                (a) Either party hereto may at any time terminate this Agreement by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

                (b) If (i) the Trustees of the Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager or any Portfolio Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

        Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

        Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.      CERTAIN DEFINITIONS.

        For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more

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than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

        For the purposes of this Agreement, the terms "affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

7.      NONLIABILITY OF MANAGER.

        Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors and partners, shall not be subject to any liability to the Fund, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

8.      LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

        A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

9.      USE OF NAMES AND LOGOS.

        It is expressly understood that the names "PA Fund Management," "NFJ," "NFJ Investment Group L.P.," "PEA," "PEA Capital LLC," "Nicholas-Applegate" and "Nicholas-Applegate Capital Management LLC" or any derivation thereof, or any logo associated with those names, are the valuable property of the Manager and its affiliates, and that the Fund shall have the limited right to use such names (or derivations thereof or associated logos) only so long as the Manager shall consent and this Agreement shall remain in effect. Upon reasonable notice from the Manager to the Fund or upon termination of this Agreement, the Fund shall forthwith cease to use such names (or derivations thereof or associated logos) and shall promptly amend its Agreement and Declaration of Trust and other public documents to change its name accordingly. The covenants on the part of the Fund in this Section 9 shall be binding upon it, its Trustees,

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officers, stockholders, creditors and all other persons claiming under or through it, and shall survive the termination of this Agreement.

10.     COUNTERPARTS.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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        IN WITNESS WHEREOF, NFJ DIVIDEND, INTEREST & PREMIUM STRATEGY FUND and
PA FUND MANAGEMENT LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.

                                        NFJ DIVIDEND, INTEREST & PREMIUM
                                        STRATEGY FUND


                                        By:    BRIAN SHLISSEL
                                               -----------------------------
                                        Name:  Brian S. Shlissel
                                        Title: President and Chief Executive
                                               Officer


                                        PA FUND MANAGEMENT LLC


                                        By:    ANDREW MEYERS
                                               -----------------------------
                                        Name:  Andrew Meyers
                                        Title: Managing Director